EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Easton Bank & Trust Company, a state bank organized under the laws of the State of Maryland.

Easton Capital Trust I, a Delaware statutory trust.

Easton Facilitation, Inc., a Maryland corporation.